EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

FOR IMMEDIATE RELEASE

For Immediate Release

AAMES FINANCIAL CORPORATION
ANNOUNCES March 2003 QUARTER RESULTS
Loan production increased 30.7% to $1.0 billion from $778.2 million a year ago
Net income of $6.7 million compared to $2.2 million a year ago
Total revenue increased 13.7%, or $7.8 million, to $65.5 million
Diluted net income per common share of $0.07 compared to
diluted net loss per common share of $0.35

     Los Angeles, California, May 14, 2003 – Aames Financial Corporation (OTCBB: AMSF), a leader in subprime home equity lending, today reported results of operations for the three and nine months ended March 31, 2003, announcing net income of $6.7 million and $18.7 million, respectively, compared to net income of $2.2 million and $4.4 million, respectively, during the comparable three and nine month periods a year ago.

     In making the announcement, A. Jay Meyerson, the Company’s Chief Executive Officer, stated, “The financial results for the three and nine months ended March 31, 2003 reflect continued improvement in the Company’s core operating performance. Our $1.0 billion of loan production during the March 2003 quarter, although lower due to seasonal factors than our $1.3 billion of loan production during the December 2002 quarter, was 30.7% better than mortgage loan production during the same period a year ago.” Meyerson added, “The Company continues to report positive trends in its core operations and is making progress in restructuring its outstanding public debt. These accomplishments reflect significant steps made by the Company in improving its strategic position in the subprime sector.”

     Excluding the $0.1 million of debt extinguishment income during the three months ended March 31, 2003, operating revenue increased $7.8 million, or 13.7%, to $65.4 million during the three months ended March 31, 2003 over the $57.6 million of operating revenue reported during the same period a year ago.

     During the three and nine months ended March 31, 2003, the Company reported diluted net income to common stockholders of $6.7 million and $18.7 million, respectively, compared to diluted net loss to common stockholders of $2.3 million and $8.8 million during the three and nine months ended March 31, 2002, respectively.

     Diluted net income per common share was $0.07 and $0.20 for the three and nine months ended March 31, 2003, respectively, compared to diluted net loss per common share of $0.35 and $1.38 during the comparable three and nine month periods in 2002, respectively.

     Total revenue during the three months ended March 31, 2003 increased $7.9 million to $65.5 million from $57.6 million during the comparable three month period a year ago. Total revenue during the three months ended March 31, 2003 includes $0.1 million of debt extinguishment income recognized in connection with the redemption of $3.0 million of its 9.125% Senior Notes due November 2003. Excluding the $0.1 million of debt extinguishment income during the three months ended March 31, 2003, total revenue decreased $7.8 million during the three months ended March 31, 2003 from total revenue during the comparable three month period in 2002. The $7.8 million increase in total revenue was comprised of $12.7 million increase in gain on sale of loans, partially offset by decreases of $3.1 million and $1.8 million in interest income and loan servicing, respectively.

     Total expenses during the three months ended March 31, 2003 increased $3.4 million to $57.9 million from $54.5 million during the three months ended March 31, 2002. The increase in expenses during the three months ended March 31, 2003 from expenses reported during the comparable period a year ago was attributable primarily to increases of $2.8 million, $1.2 million and $0.8 million in personnel, production and general and administrative expenses, respectively, partially offset by a $1.4 million decrease in interest expense.

Summary of Three and Nine Month Financial Results

     Total revenues

     Total revenue increased $7.9 million and $31.5 million to $65.5 million and $196.8 million during the three and nine months ended March 31, 2003, respectively, from total revenue of $57.6 million and $165.3 million during the three and nine months ended March 31, 2002, respectively. The increase in total revenue during the three months ended March 31, 2003 from the same period a year ago resulted primarily from a $12.7 million increase in gain on sale of loans over amounts reported during the same period a year ago which was partially offset by decreases of $3.1 million and $1.8 million in interest income and loan servicing, respectively. Total revenue during the three months ended March 31, 2003 also includes the $0.1 million of debt extinguishment income.

     The $31.5 million increase in total revenue during the nine months ended March 31, 2003 over total revenue during the comparable nine month period a year ago is due primarily to higher gain on sale of loans and debt extinguishment income. The increase was partially offset by an increase in the write-down to the residual interest of $4.9 million during the 2003 period over the write down during the 2002 period, coupled with decreases in origination fees, loan servicing and interest income. Gain on sale of loans increased $21.1 million to $99.2 million during the nine months ended March 31, 2003 from $78.1 million during the same nine month period a year ago. Interest, loan servicing and origination fees declined by $7.4 million, $3.2 million and $1.3 million, respectively, to $55.9 million, $6.3 million and $40.1 million during the nine months ended March 31, 2003 from amounts reported during the same nine month period a year ago. Excluding the $31.9 million write-down to the residual interests and the $27.2 million of debt forgiveness income during the nine months ended March 31, 2003 and the $27.0 million write-down to the residual interests during the nine months ended March 31, 2002, total revenue increased $9.2 million during the nine months ended March 31, 2003 over total revenue during the same period a year ago.

     Total expenses

     Total expenses increased $3.4 million and $16.5 million to $57.9 million and $175.1 million during the three and nine months ended March 31, 2003, respectively, from $54.5 million and $158.6 million during the three and nine months ended March 31, 2002, respectively. The $3.4 million increase in total expenses during the three months ended March 31, 2003 over total expenses during the comparable period in 2002 was attributable to increases of $2.8 million, $1.2 million and $0.8 million in personnel, production and general and administrative expenses, respectively, partially offset by a decline of $1.4 million in interest expense. The $16.5 million increase in total expense during the nine months ended March 31, 2003 over total expense during the same nine month period in 2002 was attributable to increases of $14.7 million, $3.8 million and $3.0 million in personnel, production and general and administrative expenses, respectively, partially offset by a $5.0 million decline in interest expense.

Loan Production

     Total Production. During the three months ended March 31, 2003, the Company originated a total of $1.0 billion of mortgage loans, a decrease of $289.9 million, or 22.2%, from the $1.3 billion of total loan production reported during the three months ended December 31, 2002, and an increase of $238.6 million, or 30.7% over the $778.2 million of total loan production during the three months ended March 31, 2002. Total loan production during the nine months ended March 31, 2003 was $3.3 billion an increase of $956.9 million, or 41.0%, over the $2.3 billion of total mortgage loans originated during the comparable nine month period in 2002. The Company’s loan origination volumes increased during the three and nine months ended March 31, 2003 over those reported during the comparable periods a year ago due to the continuation of the favorable mortgage interest rate environment and, to a lesser extent, to the issuance of new uniform underwriting guidelines throughout the Company designed to improve the Company’s competitive position and to provide greater underwriting consistency among the retail and broker origination channels.

     Total Retail Production. The Company’s total retail production was $394.2 million during the three months ended March 31, 2003, a decrease of $122.0 million, or 23.6%, from the $516.2 million reported during the three months ended December 31, 2002, and an increase of $19.6 million, or 5.2%, over the $374.6 million of total retail production during the three months ended March 31, 2002. During the nine months ended March 31, 2003, total retail production increased $196.7 million, or 16.9%, over the $1.2 billion of total retail production during the nine months ended March 31, 2002.

     Traditional Retail Branch Network

     During the three months ended March 31, 2003, loan origination through the Company’s traditional retail branch network decreased $84.7 million, or 22.7%, to $287.8 million from the $372.5 million reported during the three months ended December 31, 2002, and decreased $8.2 million, or 2.8%, from the $296.0 million of traditional retail branch production reported during the three months ended March 31, 2002. During the nine months ended March 31, 2003, mortgage loan production through the Company’s traditional retail branch network was $982.3 million, an increase of $30.4 million, or 3.2%, over the $951.9 million of traditional retail branch production reported during the comparable nine month period a year ago.

     National Loan Centers

     Loan production through the Company’s National Loan Centers, which originate mortgage loans primarily through affiliations with certain Internet sites, decreased $37.3 million, or 26.0%, to $106.4 million during the three months ended March 31, 2003 from $143.7 million reported during the three months ended December 31, 2002, and increased $27.8 million, or 35.3%, over the $78.6 million reported during the comparable three month period a year ago. Mortgage loan production through the Company’s National Loan Centers was $380.4 million during the nine months ended March 31, 2003 an increase of $166.3 million, or 77.7%, over the $214.1 million of production during the comparable nine month period a year ago. The increase in the National Loan Centers’ production during the three months and nine months ended March 31, 2003 over their production levels during the comparable periods in 2002 was due, in part, to a continuation of the generally favorable mortgage interest rate environment during those periods as compared to the same periods in 2002. Additionally, the increase in the National Loan Centers’ production during the nine months ended March 2003 over that of a year ago was due, in part, to the fact that March 2002 period production included loan production from the Company’s second National Loan Center that commenced operation in November 2001.

     Total Broker Production. The Company’s total broker loan production during the three months ended March 31, 2003 was $622.6 million, a decrease of $167.9 million, or 21.2%, from the $790.5 million of total broker production reported during the three months ended December 31, 2002, and increased $219.1 million, or 54.3%, over the $403.5 million of total broker loan production during the three months ended March 31. 2002. Total broker loan production during the nine months ended March 31, 2003 was $1.9 billion an increase of $760.3 million, or 65.0%, over the $1.2 billion of total broker production reported during the nine months ended March 31, 2002.

     The decrease in the Company’s total broker production during the three months ended March 31, 2003 when compared to such production during the three months ended December 31, 2002 was due primarily to seasonality factors in the 2003 period. The increase in the Company’s total broker production during the three and nine months ended March 31, 2002 was attributable to improved market penetration due to changes in the Company’s underwriting guidelines which improved product availability in the wholesale channel and increased utilization by brokers of the Company’s broker telemarketing and Internet platform. In addition, the Company’s broker production benefited from the continuation of the favorable mortgage interest rate environment

     Traditional Regional Broker Office Network

     Mortgage loan production from the traditional regional broker office network during the three months ended March 31, 2003 was $543.8 million which decreased $159.1 million, or 22.6%, from $702.9 million of traditional regional broker office network production during the three months ended December 31, 2002 and, increased $173.8 million, or 47.0%, over the $370.0 million of traditional regional broker office network production during the three months ended March 31, 2002. During the nine months ended March 31, 2003, mortgage loan production through the Company’s traditional regional broker office network was $1.7 billion, an increase of $626.6 million, or 57.7%, over the $1.1 billion of traditional regional broker office network production during the comparable nine month period in 2002.

     Broker Telemarketing and Internet

     Broker mortgage loan production through telemarketing and the Internet was $78.7 million during the three months ended March 31, 2003, a decrease of $8.9 million, or 10.2%, from the $87.6 million reported during the three months ended December 31, 2002, and an increase of $45.2 million over the $33.5 million reported during the three months ended March 31, 2002.

     During the nine months ended March 31, 2003, broker mortgage loan production through telemarketing and the Internet was $218.1 million, an increase of $133.7 million over the $84.4 million reported during the nine months ended March 31, 2002.

Loans dispositions and loan servicing

     Loan Dispositions

     Total loan dispositions through securitizations and whole loan sales for cash during the three and nine months ended March 31, 2003 were $1.2 billion and $3.3 billion, respectively, compared to $0.8 billion and $2.3 billion during the three and nine months ended March 31, 2002, respectively. The Company’s increased loan dispositions during the three and nine months ended March 31, 2003 over the comparable periods a year ago are related to the Company’s increased loan origination volumes during the 2003 periods over production levels reported during the same periods a year ago.

     During the three months ended March 31, 2003, the Company did not dispose of any of its mortgage loan production through securitizations, but securitized $132.8 million of mortgage loans during the comparable three month period a year ago. Whole loan sales for cash during the three months ended March 31, 2003 were $1.2 billion, double the $624.0 million of whole loan sales during the three months ended March 31, 2002. During the nine months ended March 31, 2003, the Company securitized $315.0 million of mortgage loans compared to $542.8 million during the comparable period a year ago. During the nine months ended March 31, 2003, the Company continued to be more reliant on whole loan sales selling $3.0 billion of whole loans for cash compared to $1.8 billion of whole loan sales for cash during the nine months ended March 31, 2002.

     The Company relied more heavily upon whole loan sales than upon securitizations as its loan disposition strategy during the three and nine months ended March 31, 2003 and 2002 due to attractive pricing conditions prevailing in the whole loan markets during such periods and, to a lesser extent, due to the limited capacity in the Forward Residual Sale Facility (“Residual Facility”) which expired on March 31, 2003

     As previously reported, the residual interest created in the $315.0 million securitization which closed during the nine months ended March 31, 2003 was sold for $8.7 million of cash to an affiliate of the Company under its Residual Facility. The Company sold for cash to an unrelated, third party mortgage banking company the mortgage servicing rights and the rights to the prepayment penalties on the underlying mortgage loans in the securitization.

     Loan servicing

     At March 31, 2003 and June 30, 2002 the Company’s total servicing portfolio was $2.0 billion and $2.3 billion, respectively, of which $1.9 billion and $2.2 billion, respectively, or 95.3 % and 94.6%, respectively, was serviced in-house. Loans in securitization trusts serviced in-house declined to $852.7 million at March 31, 2003 from $1.2 billion at June 30, 2002 due to mortgage loan run-off. The Company’s servicing portfolio at March 31, 2003 and June 30, 2002 included approximately $1.1 billion and $991.0 million, respectively, of loans serviced for others on an interim basis, which includes loans sold where servicing has yet to be transferred and loans held for sale. The Company’s servicing portfolio was $2.4 billion at March 31, 2002, of which $2.2 billion, or 94.2%, was serviced in-house.

Other announcements

     The Company also announced that it renewed two existing $300.0 million committed revolving repurchase facilities with new maturity dates of July 15, 2003 and September 30, 2003.

     As previously reported, on April 25, 2003, the Company executed a commitment letter with Greenwich Capital Financial Products, Inc. (“Greenwich”), pursuant to which Greenwich agreed to provide the Company with a financing facility of up to $82.9 million secured by certain of the Company’s residual interests and servicing advances, subject to certain conditions, including the negotiation and execution of a definitive loan agreement. The Company intends to use the proceeds from this facility, along with other corporate funds, to redeem the Company’s outstanding 9.125% Senior Notes due November 2003. The Company anticipates completing the financing with Greenwich prior to the maturity of its 9.125% Senior Notes due November 2003. The Company can give no assurance that it will be able to successfully negotiate and execute a definitive loan agreement or satisfy any other conditions required to complete the financing.

     Aames Financial Corporation is a leading home equity lender, and at March 31, 2003 operated 89 traditional retail branches, 2 National Loan Centers and 4 traditional regional broker offices throughout the United States.

     From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company’s securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company’s controlling stockholder. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2002; and, also see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in subsequent quarterly filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Financial tables
(In thousands, except per share data)

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Revenue:
Gain on sale of loans	$35,157	$ 22,513	$ 99,216	$ 78,149
Write-down of residual interests	--	--	(31,923)	(27,000)
Origination fees	12,435	12,484	40,125	41,363
Loan servicing	1,252	3,026	6,336	9,459
Debt extinguishment income	83	--	27,175	--

Interest	16,556	19,621	55,913	63,349

Total revenue, including write-down of

residual interests	65,483	57,644	196,842	165,320

Expenses:
Personnel	31,904	29,127	98,781	84,142

Production	6,832	5,572	18,647	14,813

General and administrative	12,114	11,317	33,710	30,672

Interest	7,042	8,454	23,933	28,978

Total expenses	57,892	54,470	175,071	158,605

Income before income taxes	7,591	3,174	21,771	6,715

Provision for income taxes	900	977	3,086	2,355

Net income	$ 6,691	$ 2,197	$ 18,685	$ 4,360

Net income (loss) to common shareholders
Basic	$ 2,919	$(2,279)	$ 9,057	$ (8,821)

Diluted	$ 6,691	$(2,279)	$ 18,685	$ (8,821)

Net income (loss) per common share:
Basic	$ 0.44	$ (0.35)	$ 1.39	$ (1.38)

Diluted	$ 0.07	$ (0.35)	$ 0.20	$ (1.38)

Weighted average number of common shares:
Basic	6,595	6,451	6,530	6,372

Diluted	98,339	6,451	92,933	6,372

CONDENSED CONSOLIDATED BALANCE SHEETS	March 31, 2003 (Unaudited)	June 30, 2002 (Audited)
Cash and cash equivalents	$ 21,033	$ 17,391
Loans held for sale, at lower of cost or market	393,876	462,068
Accounts receivable	47,862	61,276
Residual interests, at estimated fair value	145,065	197,297
Mortgage servicing rights, net	812	2,920
Other assets	23,837	25,646

Total assets	$632,485	$766,598

Borrowings	$197,111	$263,970
Revolving warehouse and repurchase facilities	298,670	383,119
Accrued dividend on convertible preferred stock	47,390	37,763
Other liabilities	42,986	44,561

	586,157	729,413
Stockholders' equity	46,328	37,185

Total liabilities and stockholders' equity	$632,485	$766,598

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In thousands)

The following table sets forth information regarding basic and diluted net income (loss) per common share for the three and nine months ended
March 31, 2003 and 2002 (amount in thousands, except per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Basic net income (loss) per common share:
Net income	$ 6,691	$ 2,197	$ 18,685	$ 4,360
Less: Accrued dividends on Series B, C and D Convertible
Preferred Stock	(3,772)	(4,476)	(9,628)	(13,181)

Basic net income (loss) to common stockholders	$ 2,919	$(2,279)	$ 9,057	$(8,821)

Basic weighted average number of common shares outstanding	6,595	6,451	6,530	6,372

Basic net income (loss) per common share	$ 0.44	$(0.35)	$ 1.39	$ (1.38)

Diluted net income (loss) per common share:
Basic net income (loss) to common stockholders	$ 2,919	$(2,279)	$ 9,057	$(8,821)
Plus: Accrued dividends on Series B, C and D Convertible
Preferred Stock	3,772	--	9,628	--

Diluted net income (loss) to common stockholders	$ 6,691	$(2,279)	$ 18,685	$(8,821)

Basic weighted average number of common shares outstanding	6,595	6,451	6,530	6,372

Plus incremental shares from:
Assumed conversion of the Series B, C and D Convertible Preferred Stock	85,538	--	85,547	--

Exercise of warrants	1,911	--	266	--

Exercise of stock options	4,295	--	590	--

Diluted weighted average number of common shares outstanding	98,339	6,451	92,933	6,372

Diluted net income (loss) per common share	$ 0.07	$(0.35)	$ 0.20	$ (1.38)

Note: During the three and nine months ended March 31, 2003, conversion of the 5.5% Convertible Subordinated Debentures due 2006 and 2012 into common shares was not assumed as the effects of assumed conversion would have been antidilutive.

The following table reconciles total revenue in conformity with generally accepted accounting principles ("GAAP") to proforma amounts discussed within the text of the accompanying press release (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Total revenue per GAAP	$ 65,483	$57,644	$ 196,842	$165,320
Add: write-down of residual interests	--	--	31,923	27,000
Less: debt extinguishment income	(83)	--	(27,175)	--

Proforma total operating revenue	$ 65,400	$57,644	$ 201,590	$192,320

Net income per GAAP	$ 6,691	$ 2,197	$ 18,685	$ 4,360
Add: write-down of residual interests	--	--	31,923	27,000
Less: debt extinguishment income	(83)	--	(27,175)	--

Proforma net operating income	$ 6,608	$ 2,197	$ 23,433	$ 31,360

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In thousands)

MORTGAGE LOAN ORIGINATION VOLUMES:

	Three Months Ended			Nine Months Ended
	March 31, 2003	March 31, 2002	March 31, 2002	March 31, 2003	March 31, 2002
Retail:
Traditional retail branch network	$ 287,821	$296,034	$ 372,542	$ 982,278	$ 951,942
National Loan Center	106,417	78,600	143,691	380,407	214,097

	394,238	374,634	516,233	1,362,685	1,166,039

Broker: (1)
Regional office network	543,813	370,007	702,928	1,711,904	1,085,301
Telemarketing and Internet	78,742	33,540	87,574	218,098	84,418

	622,555	403,547	790,502	1,930,002	1,169,719

Total	$1,016,793	$778,181	$1,306,735	$3,292,687	$2,335,758

(1)

Includes the purchase of closed loans on a flow basis from correspondents of $6.7 million and $3.7 million during the three months ended March 31, 2003 and 2002, respectively, and $10.4 million and $17.2 million during the nine months ended March 31, 2003 and 2002, respectively.

SECURITIZATIONS AND WHOLE LOAN SALES:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Loans pooled and sold in securitizations	$ --	$132,836	$ 314,958	$ 542,800
Whole loan sales	1,248,096	623,964	3,029,769	1,794,842

Total	$1,248,096	$756,800	$3,344,727	$2,337,642

LOAN SERVICING:

	March 31,		June 30,
	2003	2002	2002
Mortgage loans serviced:
Loans in securitization trusts serviced in-house	$ 852.7	$ 1,331.0	$ 1,192.0

Loans serviced on an interim basis	1,099.3	930.8	991.0

Serviced in-house	1,952.0	2,261.8	2,183.0
Loans in securitization trusts serviced in-house
subserviced by others	96.2	140.4	125.0

Total servicing portfolio	$ 2,048.2	$ 2,402.2	$ 2,308.0

Percentage serviced in-house	95.3%	94.2%	94.6%